Exhibit 10.12(c)

January 12, 2007

Mr. John Arnott

1417 Plumwood Drive

Libertyville, IL 60048

Dear John:

This letter will confirm our agreement with you relating to your departure from Hospira, Inc. (“Hospira”).  As used in this Agreement, the term “Hospira” shall mean Hospira, Inc. and all of its subsidiaries and affiliates.

1.               Your last day of work for Hospira was January 3, 2007.  Your resignation as an officer of Hospira and director of any Hospira subsidiary or affiliate is effective as of that date.

2.               (a)  You agree that through January 3, 2008, you will not engage, directly or indirectly, in any activity (including but not limited to participation on any board of directors or similar governing body of any for-profit or non-profit entity), business or employment which is competitive with any businesses conducted by Hospira, or that were or are under consideration by Hospira.  You agree to notify Hospira’s Corporate Vice President of Global Human Resources, in writing, of any intended activity, business or employment in which you propose to engage and the name and address of any other intended future employer.  Hospira shall have the right to advise such person of your obligations hereunder.  If you so request, Hospira will notify you, in writing, of whether it considers such activity, business or employment to be inconsistent with your obligations hereunder.

(b)  You will not disparage, and will cause your attorneys, financial advisors, agents and members of your immediate family not to disparage Hospira, its products, Board of Directors, personnel or persons representing them with respect to business or personal matters.  You will not engage in activities that negatively affect Hospira’s reputation or its ongoing or planned areas of operations, or its relationships with current or prospective customers and suppliers.

(c)  You agree to cooperate with Hospira with respect to any charge, suit, investigation, claim or question arising regarding any matter of which you had knowledge during your employment with Hospira.  Such cooperation will include, but not be limited to, appearance at depositions, assistance in responding to discovery demands and in preparing for trial, and appearance at trial.  Hospira will reimburse you for all reasonable expenses, including reasonable travel expenses, incurred by you in providing such assistance.

(d)  You agree to make reasonable efforts for an orderly business transition, and to maintain and protect the reputation of Hospira and its affiliates, businesses, products, Board of Directors and personnel.  You agree to return all Hospira property in your possession, including without limitation, computers, blackberry, cellular telephones, fax machines, reports, files, memoranda, keys, identification cards, computer access codes, customer and client lists and other property or materials which you have prepared or to which you have had access, and you shall not retain any reproduction thereof.

(e)  You agree to abide by the terms of your Hospira Employee Agreement.

3.               In exchange for the foregoing, Hospira agrees as follows:

(a)  From January 4, 2007 through January 3, 2008, or until you secure other full-time employment, which ever occurs first, you will be on a Pay Continuation Leave (“PCL”).  You may not convert your PCL to any other type of leave of absence (including, but not limited to Short Term Medical Leave and / or participation in the Hospira Long Term Disability Plan).  During your PCL, Hospira will continue to pay your current salary of $375,100.40 (less applicable deductions and amounts it is required by law to withhold).

(b)  Through the period of your PCL, you may continue to participate in those Hospira benefit plans in which you now participate, provided that you continue to make the employee contributions required by those plans.  You may not make contributions (and no employer matching contributions will be made) under the Hospira 401(k) Retirement Savings Plan.  If you are a participant in a Hospira Health Care Plan on the last day of your PCL, you may choose to elect to continue your health coverage at your own expense in accordance with the terms of that plan (COBRA coverage).

(c)  Should you begin other full-time employment prior to January 3, 2008, your PCL will terminate as of the date you begin that employment and Hospira will pay you a lump sum amount equal to the remaining salary that would have otherwise been paid under the PCL.  Your benefits participation will cease on the date you begin this other employment, and you will be eligible for COBRA health care coverage as described in Paragraph 3(b).

(d)  All Hospira stock options held by you as of January 3, 2007 shall continue to vest and to be exercisable in accordance with their terms during the period of your PCL.  Should you begin other full-time employment prior to January 3, 2008 and thus terminate your PCL, there will be no further vesting of stock options after the date you begin such employment.  Options granted under the Hospira Stock Option Program shall continue to be exercisable for 90 days following the termination of your PCL (either January 3, 2008 or the date you begin other full time employment, whichever is earlier).  All of your options shall continue to be subject to all of the administrative rules and procedures regarding exercise that Hospira imposes upon option exercises generally.  It is recommended that you contact your own tax advisor and Hospira Corporate Compensation Department (224-212-2962) to determine the potential tax impact of the timing of option exercise.

(e)  You are eligible to be paid a bonus under the Hospira Performance Incentive Plan (PIP) for work performed in 2006 as such bonus, if any, will be calculated pursuant to the processes and procedures for PIP currently in place.  You will not be paid any bonus, under PIP or otherwise, for work performed in 2007.

(f)  You are eligible for four (4) weeks of vacation pay for the 2007 calendar year.  This payment will be made in a lump sum within 14 days of you executing this Agreement.  You are not eligible for, and will not be paid for, any vacation benefit for the 2006 and 2008 calendar years.

(g)  Hospira will pay for the use of executive outplacement services for you through January 3, 2008.

(h)  You will be entitled to maintain the use of your company telephone through January 3, 2008, and Hospira agrees to continue to pay for your telephone usage through January 3, 2008.

(i)  No other payments or benefits will be made beyond those described in Paragraphs 3(a)-(h).

4.               You will inform Hospira by contacting the Corporate Vice President of Global Human Resources within seven (7) days of accepting other full-time employment.  Should you fail to do so, Hospira is relieved of any obligation to make further payments to you hereunder and you agree to promptly remit to Hospira any amounts received from Hospira for the period of time beginning with the date you began full-time employment forward.

5.               Except to the extent limited by subparagraph 6(c) and except for claims, demands, and causes of action (“Claims”) for the nonperformance of this Agreement, Hospira and you hereby forever waive, release and discharge each and the other, as well as the officers, directors, employees, agents and shareholders of Hospira from liability, as follows:

(a)  With respect to any and all Claims whatsoever, whether known or unknown, related to your employment by Hospira or your resignation and termination of employment, (i) you hereby forever waive, release and discharge Hospira and the officers, directors, employees, agents and shareholders of Hospira from liability from all such Claims or in the future may have, and (ii) Hospira hereby forever waives, releases and discharges you from all such Claims.

(b)  With respect to all other Claims whatsoever, whether known or unknown, (i) you hereby forever waive, release and discharge Hospira and the officers, directors, employees, agents and shareholders of Hospira from liability from all such Claims you may now have and (ii) Hospira hereby forever waives, releases and discharges you from liability from all such Claims Hospira now has.

Both parties agree not to attempt to assert any such Claims at any time.

6.                           The following provisions are included in compliance with Section 7 of the Federal Age Discrimination in Employment Act of 1967.  You are hereby advised of the following:

(a)  You acknowledge that this Agreement is supported by consideration described in Paragraph 3, to which you would not otherwise be entitled.

(b)  The release and agreement not to sue contained in Paragraph 5 apply to, among other things, any and all claims you have against Hospira under the Federal Age Discrimination in Employment Act.

(c)  This Agreement shall not be deemed to waive any rights or claims relating to age discrimination arising after the date you sign this Agreement.

(d)  You acknowledge that you have been given the opportunity to consult with attorneys of your choosing, financial advisors and members of your immediate family.

(e)  You have 21 days from the date of your receipt of this Agreement to decide whether or not to sign it.  You may take the entire 21 days to decide whether to sign this Agreement and the offer contained in this Agreement will remain open during that 21-day period.

(f)  You may revoke this Agreement, in writing, at any time within seven days after you sign it, and this Agreement will not become effective or enforceable until the eighth day following your signing of it.  To revoke this Agreement you must notify, in writing, the Corporate Vice President of Global Human Resources for the revocation to be effective.

(g)  You acknowledge that you have not relied on any representation, written or oral, not set forth in this Agreement and that you have entered into this Agreement voluntarily and with full knowledge of its final and binding effect.

7.                           You will be entitled to indemnification from Hospira to the same extent as other former directors and officers of Hospira, in accordance with Hospira by-laws as they may exist from time to time.  You are also entitled to coverage under the directors and officers liability insurance coverage maintained by Hospira (as in effect from time to time) to the same extent as other former officers and directors of Hospira; provided, however, that nothing in this Paragraph 7 shall be construed to require Hospira to continue to maintain any such directors and officers liability coverage.

8.                           If any portion of this Agreement should be ruled invalid, the balance of this Agreement shall continue in full force and effect.

9.                           This Agreement shall be governed by, and construed in accordance with, the laws of Illinois, regardless of the laws that might otherwise apply under applicable conflicts of laws principle.

10.                     This Agreement constitutes the complete understanding between you and Hospira relating to your departure and supersedes any and all prior agreements, promises, representations, or inducements with the exception of your Hospira Employee Agreement, which remains in full force and effect.  No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by John Arnott and Hospira’s Corporate Vice President of Global Human Resources.  The Agreement regarding Change in Control dated April 30, 2004 between you and Hospira is terminated effective January 3, 2007.

If this letter accurately sets forth our understanding, please sign and return this letter.

Sincerely,

HOSPIRA, INC.

/s/ Henry A. Weishaar

Henry A. Weishaar
Corporate Vice President
Global Human Resources

HAW/nae

ACCEPTED:	/s/ John Arnott	Date: January 15, 2007
John Arnott